Exhibit 99.1
AAON Authorizes $20 Million for Stock Buyback Program

TULSA, Okla., March 5, 2019 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has authorized the Company to make up to $20.0 million in purchases of shares of the Company’s common stock in accordance with a pre-arranged stock repurchase plan adopted by the Company in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, as well as from time to time in the open market or through privately negotiated transactions at prevailing market prices, depending on market conditions. Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker and will cover the repurchase of shares commencing April 5, 2019 and expiring March 4, 2020. Repurchases are subject to SEC regulations as well as certain market volume, price and timing limitations as set forth in the 10b5-1 plan. All shares repurchased, whether through the 10b5-1 plan, open market or privately negotiated transactions, will be restored to the status of authorized but unissued stock.

Norman H. Asbjornson, CEO, stated, “We are pleased our strong capital position allows us to provide value to our stockholders through the stock buyback program.”

Gary Fields, President, stated, “We believe our current financial strength and expectation of accelerated growth in the future support the stock buyback program at this time. We also believe that the stock buyback program provides a meaningful way to continue delivering value to our stockholders.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com